Exhibit 99.1

Emergent Capital Announces Q1 Maturities and Provides Investment Portfolio Update

Nine White Eagle Portfolio Policies Mature in Q1 2020

Boca Raton, Fla., March 18, 2020 – Emergent Capital, Inc. (OTCQX: EMGC) (“Emergent”) today announced an update on recent life settlement policy maturities in the portfolio of White Eagle Asset Portfolio, LP (“White Eagle”). The following table sets forth information on recent maturities during Emergent’s fiscal periods as noted.

White Eagle Maturity Highlights

Period	Policy Maturities	Aggregate Benefit
Q4 2019	7	$32.7 million
FY 2019	25	$133 million
Q1 2020 (YTD)	9	$46.9 Million

Pat Curry, Emergent Capital’s Chairman and Chief Executive Officer, commented, “The financing transaction and related asset sale of the White Eagle that we completed in August of 2019 impacted the way Emergent recognized and reported maturities that occurred after August 16, 2019 in its consolidated and deconsolidated financial results. However, we had an extremely active end of the fiscal year with seven policy maturities in the fourth quarter. With 25 maturities during the full fiscal year, 2019 was a record year for the investment portfolio.

“Moreover, in the first quarter of fiscal 2020, we had nine policy maturities that yielded an aggregate benefit of $46.9 million, marking the most active quarter in the history of the White Eagle portfolio,” Curry added. "As of the end of the fourth quarter, the portfolio had an average insured age of 85.2 years old and with an average life expectancy of 7.1 years across the 561 policies in the portfolio, and it is likely that the level of maturities will accelerate over time as the gap between average age and expectancy narrows.”

Curry concluded, “We continue to explore opportunities to maximize the return of our 27.5% investment in the White Eagle Portfolio which had a $2.6 billion face value as of the end of the fourth quarter of fiscal 2019. We remain focused on maximizing value for our shareholders and see our investments as a unique asset in the current COVID-19 environment.”

About Emergent Capital, Inc.

Emergent (OTCQX: EMGC) is a specialty finance company that invests in life settlements. More information about Emergent can be found at www.emergentcapital.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements.

Company Contact:

Investor Relations
Rob Fink

FNK IR

646.809.4048
IR@emergentcapital.com
www.emergentcapital.com